Exhibit 10.23

September 12, 2013 As amended October 9, 2013

Ms. Ellen Daley

9 Valley Road

Dorchester, MA 01742

Dear Ellen:

This letter acknowledges the conclusion of your employment with Forrester Research, Inc. (“Forrester” or the “Company”), and sets forth Forrester’s agreement with you concerning the terms of this conclusion.

You have agreed to resign from your position as Managing Director, Business Technology Client Group, and as an officer of Forrester, effective the close of business September 30, 2013. Your last day of employment with Forrester shall be December 31, 2013, unless you or Forrester terminates your employment earlier pursuant to paragraph 1, below. Your last day of employment with Forrester is referred to as the “Separation Date”.

Between now and the Separation Date, you shall reasonably assist in the orderly transition of your duties as Managing Director, Business Technology Client Group, serve as the Managing Director, Customer Solutions, as such position is described more fully in the attached Addendum and in paragraph 1, below, and reasonably perform such other duties as Forrester may reasonably direct. You agree that if there is any inconsistency between the terms of this letter agreement and the Addendum, this letter agreement shall govern.

On the Separation Date Forrester will pay you an amount equal to any earned but previously unpaid base salary through such date, and payment for any accrued but unused vacation, reduced by all appropriate withholdings. Such payments are not contingent upon your execution of this letter agreement.

In addition, subject to your eligibility to elect continuing group medical, dental and vision insurance coverage in accordance with the federal law known as COBRA, your participation in Forrester’s group medical, dental and vision insurance plans shall terminate on the last day of the calendar month in which the Separation Date occurs, in accordance with the terms of such plans and programs. Your participation in all other employee benefit plans and programs provided by Forrester shall terminate on the Separation Date in accordance with the terms of such plans and programs.

Forrester Research, Inc. 60 Acorn Park Drive, Cambridge, MA 02140 USA Tel: +1 617.613.6000 Fax: +1 617.613.5000

www.forrester.com

This letter does not alter the terms of any Company equity incentive plans (such as the Company’s Amended and Restated 2006 Equity Incentive Plan), or the terms of any previously awarded grants under such plans.

Please be reminded of your continuing obligations pursuant to the Employee Confidentiality, Proprietary Rights and Noncompetition Agreement (“Noncompetition Agreement”) that you signed with Forrester (copy enclosed). These obligations continue following the conclusion of your employment and apply regardless of whether you execute this letter agreement.

Further, in consideration of your fulfillment of your obligations set forth herein, and without admission of any wrongdoing or liability on the part of Forrester, you and Forrester agree as follows:

1.	Subject to your execution and non-revocation of this letter agreement and your execution and non-revocation of the Affirmation of Release of Legal Claims (“Affirmation”) attached as Exhibit A, as well as your continuing fulfillment of all of your obligations hereunder and in the Addendum, Forrester will provide you with the following:

(a) You will continue to receive your current base salary ($283,500.00 gross annualized) and remain eligible to participate in Forrester’s employee benefit programs, consistent with the applicable plan documents and Company policies, through your Separation Date. Either you or Forrester may terminate your employment at any time prior to December 31, 2013, by providing thirty (30) days’ written notice. Forrester, in its discretion, may relieve you of your duties at any time during this notice period. In such event, you will continue to receive your base salary and participate in Forrester’s employee benefits programs through the Separation Date.

(b) For purposes of this letter agreement, “Cause” is defined as your malfeasance or gross negligence in the performance of your duties; fraud or dishonesty by you with respect to the Company or which materially harms the Company’s reputation in the marketplace; your conviction of or plea of nolo contendere to any felony or other crime involving moral turpitude; or your material breach of any provision of this letter agreement or the Noncompetition Agreement, but in the event of a material breach of this letter agreement or the Noncompetition Agreement, the Company will first provide you with written notice of the nature of the breach and the opportunity by you to cure the breach within five (5) days of your receipt of the written notice. Forrester may terminate your employment immediately for Cause. In such event, Forrester will pay you an amount equal to any earned but previously unpaid base salary through such date, and payment for accrued but unused vacation, both reduced by all appropriate withholdings, and reimbursement of reasonable business expenses incurred by you prior to such date. In the event your employment is terminated for Cause, you will not be eligible for any other payments from Forrester, such as, but not limited to, the End of Service Payment set forth in paragraph 1(c) or the Annual Executive Bonus set forth in paragraph 1(d).

(c) If you remain employed by Forrester through December 31, 2013, Forrester will pay you a lump sum end of service payment of $225,000.00, less applicable withholdings (the “End of Service Payment”). This payment will be made as soon as administratively possible following the expiration of the second revocation period set forth in paragraph 9, below, and no later than February 1, 2014. In the event the Separation Date occurs prior to December 31, 2013 because of your death or voluntary resignation, due to Forrester’s termination of your employment for any reason other than Cause, or through mutual agreement between you and Forrester, the End of Service Payment shall be calculated by multiplying $225,000.00 by a fraction, the numerator of which shall be the number of calendar days between August 1, 2013 and the Separation Date and the denominator of which shall be 153. For the avoidance of doubt, you will not be eligible for an End of Service Payment if your employment is terminated for Cause.

(d) You will remain eligible for a 2013 annual executive bonus (the “Annual Executive Bonus”) in accordance with Forrester’s Amended and Restated Executive Cash Incentive Plan (the “Plan”). You acknowledge and agree that the payment, or amount, of any such bonus is not guaranteed. For the avoidance of doubt, you will not be eligible for an Annual Executive Bonus if your employment is terminated for Cause. In the event the Separation Date occurs prior to December 31, 2013 because of your voluntary resignation, due to Forrester’s termination of your employment for any reason other than Cause, or through mutual agreement between you and Forrester, you will be eligible for a pro rata portion of the Annual Executive Bonus, and you acknowledge and agree that the payment, or amount, of any such bonus is not guaranteed.

(e) In the event you die after signing this letter agreement and prior to receiving the End of Service Payment, Forrester will pay the End of Service Payment (as calculated in paragraph 1(c) above) to your estate, provided your estate executes a release of legal claims in Forrester’s favor.

(f) Forrester agrees not to contest any claim you may file for unemployment compensation benefits provided your employment is not terminated for Cause. You acknowledge and agree that the decision whether to award such benefits rests with the state unemployment board and that Forrester cannot guarantee your receipt of such benefits.

2.	Prior to your Separation Date, you shall return to Forrester all telephone cards, credit cards, building cards, keys, work papers, files and other documentation, laptop computer and other equipment, computer files and diskettes, and all other Forrester records and property, without retaining any copies or derivations thereof, except for your personnel and benefits documents.

3.	You have agreed to submit for reimbursement purposes all business expense reports and any necessary supporting documentation to Forrester by the Separation Date. The End of Service Payment and any Annual Executive Bonus, as set forth in paragraph 1 above, will take into account a proper reconciliation of amounts due to you from Forrester and/or amounts due to Forrester from you. These reconciliation adjustments may include, but are not limited to, outstanding travel advances or expenses, overdue American Express bills, unreturned Company-owned equipment, and outstanding expense reports. For the avoidance of doubt, in the event these obligations to Forrester have not been previously satisfied, Forrester will offset them against any compensation payable hereunder, such as the End of Service Payment and the Annual Executive Bonus.

4.

In consideration of the undertakings described herein, including the End of Service Payment, which Forrester has agreed to pay you hereunder, and to which you would not otherwise be entitled, you, on behalf of yourself and your representatives, assigns, executors, administrators, and heirs, hereby completely release and forever discharge Forrester Research, Inc. and its subsidiaries, and all of their respective shareholders (but only in their capacity as shareholders), officers, and all other representatives, agents, directors, employees, employee benefit plans, successors, and assigns, both individually and in their official capacities, from all claims, rights, demands, actions, obligations, and causes of action, of every kind, nature, and character, known or unknown, which you now have, may now have, or have ever had, against them until the date you execute this letter agreement arising from or in any way connected with your employment relationship with Forrester Research, Inc., any actions during the relationship, and/or the termination of such relationship. This release extends to, without limitation, “wrongful discharge” claims; all claims relating to any contracts of employment, express or implied; any claims related to defamation, privacy, misrepresentation, or breach of the covenant of good faith and fair dealing, express or implied, and tort claims of every nature; any claims under municipal, state, or federal statutes or ordinances; claimed violations of fair employment practices, anti-discrimination, or civil rights laws (including but not limited to all claims under Title VII of the Civil Rights Act of 1964, and any claims of discrimination on the basis of race, sex, pregnancy, age, religion, national origin, sexual orientation or sexual preference, handicap, disability, veteran status or any other protected classification; claims under the Age Discrimination in Employment Act, as amended; claims under the Family and Medical Leave Act, as amended, or any other federal or state law concerning leaves of absence; claims under the Americans With Disabilities Act. as amended, and any other laws and regulations relating to employment discrimination); claims under the Worker

Adjustment and Retraining Notification (“WARN”) Act; claims under the Employee Retirement Income Security Act (other than claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan), all claims relating to payment of wages under the Massachusetts Wage Act, Gen. Laws ch. 149; claims for wages, bonuses, incentive compensation, stock payments, stock options, any form of equity participation, or any other compensation or benefits; and claims for compensatory or punitive damages or attorney’s fees. This release does not apply to any equity awards granted under Forrester equity incentive plans, which shall remain in effect in accordance with their terms.

In addition, this release shall not apply to the following: a) any claim to enforce this letter agreement; b) any claim for indemnification and defense pursuant to any Forrester policy, such as its by-laws, or any insurance policy it may hold; c) any counterclaim against any individual released in this letter agreement (but not Forrester) who first files any claim against you; and d) any claim for Workers’ Compensation benefits, for unemployment compensation benefits or COBRA benefits.

For good and valuable consideration, the receipt of which is hereby acknowledged, Forrester, for itself and for its subsidiaries, and all of its and their respective shareholders (but only in their capacity as shareholders), officers, and all other representatives, agents, directors, employees, employee benefit plans, successors, and assigns, both individually and in their official capacities, (collectively “Forrester Releasors”) hereby completely releases and forever discharges you, on behalf of yourself and your representatives, assigns, executors, personal representatives, administrators, and heirs, from all claims, rights, demands, actions, obligations, and causes of action, of every kind, nature, and character, known or unknown, which the Forrester Releasors now have, may now have, or have ever had, against you until the date Forrester executes this letter agreement arising from or in any way connected with your employment relationship with Forrester, any actions during the relationship, and/or the termination of such relationship, except for any criminal misconduct and any claim to enforce this letter agreement.

5.

You agree that unless and until Forrester determines that, under applicable law, Forrester is required to make the provisions of this letter agreement public, the terms of this letter agreement are confidential. All information relating to the subject matter of this agreement, including the terms and amounts set forth herein, have been and will be held confidential by you and not publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom permissible disclosure is made agrees to be bound by these confidentiality obligations), business entity, or government agency (except as mandated by state or federal law). You also agree that you will not disparage Forrester, its officers and directors, and any employee who you know to be an employee on the Separation Date. You represent that, as of the date of this letter agreement, you have not breached the Noncompetition Agreement you entered into with Forrester, and you further agree to abide by such Agreement going forward. Any material breach of this letter agreement or the Noncompetition Agreement, subject to your opportunity to cure the breach as referenced in Section 1(b) above, will be grounds for immediate termination and/or disgorgement of the End of Service Payment and 2013 Annual Executive Bonus provided to you hereunder. As additional consideration for signing this letter agreement, Forrester agrees to instruct its officers and directors to refrain from disparaging you. You further agree to cooperate with Forrester and to make yourself available to Forrester upon Forrester’s “reasonable request,” both before and after the Separation Date, in order to assist Forrester in: a) the defense of any pending or future legal claims as to which you may have relevant information, and b) the execution of any administrative or regulatory filings and related documentation, including as needed in order to effectuate your resignation or removal as a director, officer, or authorized signatory for any corporate group entity. A reasonable request under this section is one which takes into account the urgency of the Company’s need for your assistance, the availability of others who have the necessary skills, knowledge or information, the amount of time required of you, and your other business and personal commitments. The Company agrees that, if reasonably possible, such cooperation after your Separation Date will occur at mutually agreeable times and places. The Company will reasonably endeavor to structure such cooperation after your Separation Date in order to minimize any interference with any future employment you may secure. Beginning one year after the Separation Date, and provided that you obtain a written authorization from the Company describing the scope of any ongoing assistance, the Company will pay you for time you spend with the Company or its attorneys providing such assistance at an hourly rate of $150.00. Such payment will be made within 30 days of your provision of such assistance. You will not, however, receive any payment for providing testimony in Eastern Massachusetts in connection with a lawfully issued subpoena. The Company, moreover, will reimburse you for reasonable out-of-pocket expenses in connection with such cooperation for items such as travel, lodging and meals within 30 days of your submission of documentation of such expenses to the Company.

6.	Massachusetts law shall govern the validity and interpretation of this agreement.

7.	Any term or provision of this letter agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction; and any such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the greatest extent permitted by applicable law.

8.	This letter agreement, the Addendum, and the Affirmation constitutes the entire understanding of the parties with respect to your employment, its termination, and all related matters, excepting only the Employee Confidentiality, Proprietary Rights and Noncompetition Agreement, the Plan, and any outstanding equity awards; which will remain in full force and effect according to their terms. You and Forrester expressly warrant that each has read and fully understands this agreement; that Forrester has advised you to consult with an attorney before signing this agreement, and that you have had the opportunity to consult with legal counsel of your own choosing and to have the terms of this agreement fully explained to you; that you are not executing this agreement in reliance on any promises, representations, or inducements other than those contained herein; and that you are executing this agreement knowingly and voluntarily, and free of any duress or coercion.

9.	You may take up to twenty-one (21) days from the date of your receipt of this letter agreement to decide to sign and return this letter agreement to Forrester. The offer contained in this letter agreement will automatically become null and void if Forrester does not receive your signed acceptance in this twenty-one (21) day time frame. For a period of seven (7) days after you sign this letter agreement, you may revoke your acceptance of this agreement by delivery of written notice to Gail S. Mann, Chief Legal Officer, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140. Your receipt of the End of Service Payment and any Annual Executive Bonus set forth in paragraph 1, above, is conditioned upon your execution and non-revocation of the attached Affirmation. You may take up to twenty-one (21) days from the Separation Date to sign and return the Affirmation, provided that you may not sign the Affirmation until the day following the Separation Date. Additionally, for a period of seven (7) days after you sign the Affirmation, you may revoke your acceptance of the Affirmation by delivery of written notice to Gail S. Mann, Chief Legal Officer, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140. Your right to receive the End of Service Payment and any Annual Executive Bonus listed in paragraph 1, above, will not be effective until this second revocation period has expired, and further provided you have not timely revoked your acceptance of the Affirmation.

10.	This letter agreement, and the rights and obligations of the Company and you hereunder, shall inure to the benefit of and shall be binding upon, you and the Company and your and the Company’s respective successors, assigns, heirs and personal representatives. This letter agreement has been duly authorized by the Company’s Board of Directors.

If you wish to accept this letter agreement, please sign the enclosed copy of this letter agreement within twenty-one (21) days of your receipt of this letter agreement, and return it to me. Please call me if you have any questions regarding the information set forth in this letter agreement.

Very truly yours,

Lucia L. Quinn
Chief People Officer

Accepted and Agreed:

Ellen Daley

10/16, 2013

Exhibit A

AFFIRMATION OF RELEASE OF LEGAL CLAIMS

I, Ellen Daley, do hereby affirm my acceptance of the letter agreement dated October     , 2013, which I signed on              , 2013, attached hereto (the “Letter Agreement”) and agree as follows:

1. In consideration for the benefits set forth in the Letter Agreement, and other good, valuable and sufficient consideration which Forrester Research, Inc. has agreed to pay me, and to which I acknowledge I am not otherwise entitled, on behalf of myself and my representatives, assigns, executors, administrators, and heirs, I hereby completely release and forever discharge Forrester Research, Inc. and its subsidiaries, and all of their respective shareholders (but only in their capacity as shareholders), officers, and all other representatives, agents, directors, employees, employee benefit plans, successors, and assigns, both individually and in their official capacities, from all claims, rights, demands, actions, obligations, and causes of action, of every kind, nature, and character, known or unknown, which I now have, may now have, or have ever had, against them until the date I execute this Affirmation arising from or in any way connected with my employment relationship with Forrester Research, Inc., any actions during the relationship, and/or the termination of such relationship. This release extends to, without limitation, “wrongful discharge” claims; all claims relating to any contracts of employment, express or implied; any claims related to defamation, privacy, misrepresentation, or breach of the covenant of good faith and fair dealing, express or implied, and tort claims of every nature; any claims under municipal, state, or federal statutes or ordinances: claimed violations of fair employment practices, anti-discrimination, or civil rights laws (including but not limited to all claims under Title VII of the Civil Rights Act of 1964, and any claims of discrimination on the basis of race, sex, pregnancy, age, religion, national origin, sexual orientation or sexual preference, handicap, disability, veteran status or any other protected classification; claims under the Age Discrimination in Employment Act, as amended; claims under the Family and Medical Leave Act, as amended, or any other federal or state law concerning leaves of absence; claims under the Americans With Disabilities Act, as amended, and any other laws and regulations relating to employment discrimination); claims under the Worker Adjustment and Retraining Notification (“WARN”) Act; claims under the Employee Retirement Income Security Act (other than claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan); all claims relating to payment of wages under the Massachusetts Wage Act, Gen. Laws ch. 149; claims for wages, bonuses, incentive compensation, stock payments, stock options, any form of equity participation, or any other compensation or benefits; and claims for compensatory or punitive damages or attorney’s fees. This release does not apply to any vested equity awards, including vested stock options and restricted stock units, nor does it alter the terms of any equity incentive plans or previously awarded grants under such plans. This release shall not apply to the following: a) any claim to enforce the Letter Agreement; b) any claim for indemnification and defense pursuant to any Forrester policy, such as its by-laws, or any insurance policy it may hold; c) any counterclaim against any individual released in the Letter Agreement (but not Forrester) who first files any claim against me; and d) any claim for Workers’ Compensation benefits, for unemployment compensation benefits or COBRA benefits.

2. I agree that unless and until Forrester determines that, under applicable law, Forrester is required to make the terms of the Letter Agreement and this Affirmation of Release of Legal Claims (“Affirmation”) public, the terms of the Letter Agreement and this Affirmation are confidential. I will hold all information relating to the subject matter of the Letter Agreement and this Affirmation confidential and will not publicize or disclose to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom permissible disclosure is made agrees to be bound by these confidentiality obligations), business entity, or government agency (except as mandated by state or federal law). I also agree that since I signed the Letter Agreement, I have not and will not disparage Forrester, its officers and directors and any employee who I know to be an employee on the Separation Date. I represent that, as of the date of the Letter Agreement and this Affirmation, that I have not breached the Employee Confidentiality, Proprietary Rights and Noncompetition Agreement (“Noncompetition Agreement”), I entered into with Forrester, and I further agree to abide by such Agreement going forward. Any material breach of the Letter Agreement or the Noncompetition Agreement, subject to the Company providing me with written notice of the nature of the breach and the opportunity to cure the breach within five (5) days of my receipt of the written notice, will be grounds for disgorgement of the End of Service Payment and the 2013 Annual Executive Bonus provided to me under the Letter Agreement and this Affirmation.

3. I expressly warrant that I have read and fully understand the Letter Agreement and this Affirmation; that Forrester has advised me to consult with an attorney before signing this Affirmation, and that I have had the opportunity to consult with legal counsel of my own choosing and to have the terms of this Affirmation fully explained to me; that I am not executing this Affirmation in reliance on any promises, representations, or inducements other than those contained herein; and that I am executing this Affirmation knowingly and voluntarily, and free of any duress or coercion.

4. I acknowledge that I was provided with twenty-one (21) days from my last day of employment on                      to sign and return this Affirmation, and that in order to receive the End of Service Payment and any Annual Executive Bonus as set forth in the Letter Agreement, I must return this signed Affirmation within this twenty-one (21) day period. For a period of seven (7) days after I sign this Affirmation, I may revoke my acceptance by delivery of written notice to Gail S. Mann, Chief Legal Officer, Forrester

Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140. I understand and agree that I will not receive the End of Service Payment or any Annual Executive Bonus as set forth in the Letter Agreement if I revoke my acceptance of this Affirmation.

Accepted and Agreed:

Ellen Daley	Date

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